EXHIBIT 10.4


                       EXECUTIVE EMPLOYMENT AGREEMENT


      THIS AGREEMENT made as of April 8, 1996 by and among Richard Montgomery, ("Executive"), Sullivan Broadcasting Company, Inc. (the "Company") and Sullivan Broadcast Holdings, Inc. (the "Parent").

                                 WITNESSETH:

      WHEREAS, the Company and the Parent desire to retain the services of Executive as Vice President -- Director of Programming of each of them, and

      WHEREAS, Executive desires to be employed by the Company on the terms and conditions hereinafter set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company shall employ Executive, and Executive shall serve as Vice President -- Director of Programming of each of the Company and the Parent. In such positions, Executive shall perform such duties of a managerial nature as shall be assigned to Executive from time to time by J. Daniel Sullivan ("Sullivan"), or his successor as, the President and Chief Executive Officer (the "President") of the Company and the Parent, as the case may be. Executive will devote his or her best efforts to his or her employment with the Company and shall devote substantially all of his or her entire business time and attention to the performance of his or her duties under this Agreement.

      2. Term of Employment. Except if terminated earlier as provided below, the Company's employment of Executive under this Agreement shall begin on the date of this Agreement and shall continue until January 14, 1997 (the "Initial Term"); provided however, that after the Initial Term, Executive's employment under this Agreement shall continue on a month-by-month basis unless either the Company or Executive shall give written notice to the other party of its/his/her intention not to continue employment under this Agreement beyond the Initial Term or any time thereafter. It is expressly understood that neither Company nor Executive shall be under any obligation to continue or extend the term of employment pursuant to this Agreement for any period of time beyond the Initial Term set forth above.

      3. Termination. The Company's employment of Executive under this Agreement shall terminate prior to the end of the Initial Term or at any time thereafter under the following circumstances:

            (a) Death.  Executive's death, in which case Executive's
                employment shall terminate on the date of death.

            (b) Disability.  If, as a result of Executive's illness, physical or mental disability or other incapacity, Executive is unable to perform his or her duties under this Agreement for any period of three (3) consecutive months, and within thirty (30) days after written notice of termination is given by the Company to Executive (which notice may be given before or after the end of such three-month period) he or she shall not have returned to the performance of his or her duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder as of the latest of (i) the expiration of such three-month period or (ii) the thirty-first
                (31st) day following the giving by the Company of the written notice of termination.

            (c) Consolidation, Merger or Comparable Transaction.  In the event that, after the Initial Term, if the term of employment pursuant to this Agreement is continued beyond the Initial Term, the Parent consolidates with or merges with and into any other entity, effects a share exchange, sells all or substantially all of its assets or enters into a comparable capital transaction pursuant to which the Parent is not the continuing or surviving corporation or a sale of a majority of the outstanding voting power of the Parent's equity securities to a third party occurs such that the beneficial owners of the Parent have substantially changed, Executive's employment may, by written notice of termination, be terminated by the Company simultaneous with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction; provided, however, that if as a result of any such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction, the Parent's stockholders do not, directly or indirectly, receive cash and/or marketable securities having a value of at least fifty percent (50%) of the value of their common stock of the Parent held immediately prior to such transaction, then in any such event a termination of Executive's employment by the Company shall be deemed and treated as a termination of the employment period hereunder by the Company other than for Company's Good Reason under Paragraph 3(d)(ii) for purposes of this Agreement, including without limitation, for determining termination benefits under Paragraph 6 hereof.

            (d) Voluntary Termination by the Company.  The Company may
                terminate Executive's employment (i) for "Company's Good Reason," which for purposes of this Agreement shall mean a material breach by Executive of any material provision of this Agreement or violation of a material Company policy, upon written notice to Executive, or (ii) for any other reason or for no reason, in each case, subject to payment of the termination payments, if any, specified in Paragraph 6 hereof.

            (e) Termination by Executive With Good Reason.  Executive may
                terminate his or her employment hereunder at any time for Executive's Good Reason, with such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company. For purposes of this Agreement, "Executive's Good Reason" shall mean a material breach by the Parent or the Company of a material provision of this Agreement which has not been cured within thirty (30) days after written notice of noncompliance has been given by Executive to the Company.

            (f) Voluntary Termination by Executive Without Good Reason.
                Executive may terminate his or her employment hereunder for any reason other than Executive's Good Reason as defined above, or for no reason, upon four (4) weeks prior written notice to the Company.

            (g) Retirement.  The Company may require Executive to retire upon attaining age 65 if not violative of applicable law; such a decision shall not be treated as a voluntary termination by the Company for purposes of Paragraph 3(d) above.

         In no event shall the termination of Executive's employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of employment by Executive pursuant to Paragraph 3(e), 3(f) or 3(g) hereof shall be deemed to include a resignation by Executive of all positions with the Company and its affiliates.

      4. Compensation. During the term of this Agreement, Executive shall be entitled to the following compensation for services rendered to the
         Company:

            (a) Executive shall be entitled to receive a base salary ("Base
                Salary") for the Initial Term at the rate of $150,000 per year (i.e., $12,500 per month). If the term of employment pursuant to this Agreement is continued beyond the Initial Term, Executive shall receive a monthly Base Salary of $12,500 per month for each month employed after the Initial Term.

            (b) At the end of the Company fiscal year during the Initial Term or if applicable, the end of any Company fiscal year if the term of employment pursuant to this Agreement is continued beyond the Initial Term, Executive shall be eligible to receive an annual bonus (the "Bonus") in an amount for any fiscal year to be determined by the President of the Company in his or her sole discretion based upon the overall performance of the Parent and its subsidiaries and the satisfaction of the personal goals of Executive as established by the President. For any fiscal year during which Executive is not employed by the Company for the entire fiscal year, Executive shall not be entitled to receive such Bonus.

         Executive's Base Salary shall be paid ratably during the term of this Agreement on a basis consistent with other Company executives, but no less frequently than once per month. The Bonus provided in Paragraph 4(b), if any, shall be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements of the appropriate fiscal year (but in any event within 120 days after the end of such fiscal year). All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and similar laws and regulations.

      5. Fringe Benefits. During the term of this Agreement, Executive shall be entitled to participate in any retirement plan, pension plan, life insurance plan, health insurance plan or fringe or other comparable benefit plan which the Company from time to time makes available generally to other Company employees. Executive shall also be entitled to three (3) weeks paid vacation for each year for which Executive is employed by the Company during the term of this Agreement; provided, however, that no such vacation time shall accrue or be earned to the extent that such accrual or earning would cause Executive's accrued or earned, but unused, vacation time to exceed three (3) weeks. Executive shall be compensated by the Company for all reasonable business expenses incurred by him or her on behalf of the Company, including but not limited to expenses for travel, meals, lodging and entertainment, upon presentation of appropriate documentation.

      6. Termination Payments. Executive (or his or her estate pursuant to Paragraph 6(a) hereof) shall be entitled to receive the following payments upon termination of his or her employment hereunder:

            (a) In the event of the termination of Executive's employment pursuant to Paragraph 3(a), 3(c) or 3(f) hereof, or by the Company pursuant to Paragraph 3(d)(i) for Company's Good Reason or pursuant to Paragraph 3(g), the Company shall pay to Executive (or his or her estate, as the case may be) as soon as practicable following such termination any accrued and unpaid Base Salary through the date of termination as provided in Paragraph 4 hereof.

            (b) In the event of the termination of Executive's employment pursuant to Paragraph 3(b) hereof, the Company shall pay to Executive for a period of three (3) months after the date of termination the amount of the Base Salary through the end of such three (3) month period, less any amounts paid to Executive pursuant to disability insurance, if any, provided by the Parent or any of its subsidiaries or affiliates.

            (c) In the event of termination pursuant to Paragraph 3(d) of
                Executive's employment other than for Company's Good Reason, or pursuant to Paragraph 3(e) for Executive's Good Reason, the Company shall continue to pay the Base Salary for the remainder of the Initial Term, or for three (3) months after the date of termination, whichever is longer.

            (d) Without limiting the remedies available to the Company for breach by Executive of Paragraph 7 hereof, in the event that Executive violates the provisions of Paragraph 7 after the termination of his or her employment with the Company in a manner reasonably determined by the Company to be materially injurious to the Company (as that term is defined in Paragraph
                7), any termination payments provided in this Paragraph 6 remaining unpaid at the time such violation occurs shall be automatically forfeited.

      7. Covenant Not to Compete and Non-Disclosure.

            (a) During the term of Executive's employment pursuant to this
                Agreement and for a period of one hundred and eighty (180) days thereafter in the event Executive's employment is terminated pursuant to Paragraph 3(d) for Company's Good Reason or pursuant to Paragraph 3(f), Executive covenants and agrees that he or she will not within the DMA (as determined by the A.C. Nielsen Company) of any broadcast television station owned or operated by the Company (or which the Company has taken substantial steps to acquire or operate), whether directly or indirectly, with or without compensation, (x) enter into or engage in the business of television broadcasting, or (y) be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting, or (z) solicit or do any business with any existing customers of the Company with respect to television broadcasting. For purposes of this Paragraph 7, the term "Company" shall include every subsidiary and other affiliate of the Company during the period of employment pursuant to this Agreement. During the three (3) years after Executive's employment with the Company is terminated for any reason or for no reason, neither Executive nor any of his or her affiliates shall hire, solicit, employ or contract with respect to employment any officer or employee of the Company.

            (b) Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to him or her, all his or her right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by him or her, solely or in concert with others during the term of his or her employment by the Company which relate to the business, activities or facilities of the Company or resulting from or suggested by any work he or she may do for the Company or at its request. Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during his or her employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States.

            (c) Except as expressly set forth below, Executive agrees, whether during his or her employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or in the normal exercise of his or her responsibilities hereunder, not to disclose to others, use for his or her benefit, copy or make notes of any proprietary or confidential knowledge or trade secrets relating to the business, activities or facilities of the Company which may come to his or her knowledge during his or her employment pursuant to this Agreement. Executive shall not be bound to this obligation of confidentiality and nondisclosure if:

                  (i) the knowledge or information shall become part of the public domain by publication or otherwise through no fault of Executive;

                  (ii) the knowledge or information is known to the recipient prior to the receipt of the disclosure from Executive;

                  (iii) the knowledge or information is disclosed to the
                        recipient by a third party who is in lawful possession of the knowledge or information and has the lawful right to make disclosure thereof; or

                  (iv) he or she is required to disclose such information pursuant to applicable law or by a court of competent jurisdiction.

      (d) Upon termination of employment pursuant to this Agreement for any reason or for no reason, upon written request by the Company Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in his or her possession or control and which are the property of the Company.

      (e) The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company shall be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

      8. Parent Stock.

      (a) Contemporaneous with the execution and delivery of this Agreement, Executive has voluntarily elected to purchase 47,375 shares of the Parent's Class C Common Stock, $0.01 par value per share ("Class C Common Stock"), at $0.5720665 per share (for an aggregate purchase price of $27,102 for such shares of Class C Common Stock). The Class C Common Stock, and all other shares of the Parent's common stock, are collectively referred to herein as the "Common Stock".

      (b) Executive represents and warrants to the Parent as follows:

            (i) Executive is an "accredited investor" as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act").

            (ii) Executive is acquiring the Common Stock identified above solely for investment, for his or her own account, and not with a view to resell or otherwise distribute such Common Stock. Executive understands that such Common Stock constitutes "restricted securities" within the meaning of Rule 144 as promulgated under the Act, and as such, such Common Stock may not be immediately resold or transferred by Executive. Executive understands and agrees that the Parent's restrictive transfer legend will be placed on any stock certificate representing his or her shares of Common Stock.

            (iii) Executive covenants and agrees that the Parent has made available to him or her the opportunity to obtain sufficient information regarding the business and financial condition of the Parent and to evaluate the merits and risks of his or her prospective investment in Common Stock. Executive acknowledges that he or she has asked questions regarding the financial condition and prospects of the Parent and the Company and other matters related to the merits and risks of an investment in the Common Stock and has been provided detailed financial projections relating thereto, and he or she has received satisfactory answers concerning such matters. Executive acknowledges that the Parent and/or its officers or other representatives have made available to him or her all documents and information that he or she has requested relating to his or her prospective purchase of Common Stock.

            (iv) Executive acknowledges that the Common Stock to be purchased by Executive has not been registered (nor is registration contemplated) under the Act or any applicable state securities laws ("Blue Sky Laws"). Accordingly, such Common Stock must be held indefinitely unless (y) it is subsequently registered under the Act and/or the Blue Sky Laws or (z) in the opinion of legal counsel for the Parent, a sale or transfer may be made without registration thereunder.

      (c) Except as expressly provided herein, Executive covenants and agrees that he or she will not sell, distribute, bequeath, pledge, encumber or otherwise transfer or dispose of, whether voluntary or involuntary, and will not permit to be sold, encumbered, attached, or otherwise disposed of or transferred in any manner, either voluntarily, by operation of law or otherwise, all or any portion of the Common Stock to be purchased by him or her pursuant to Paragraph 8(a), or any other Common Stock at any time thereafter acquired by him or her.

      (d) In the event Executive's employment with the Company is terminated as provided in Paragraph 3 of this Agreement for any reason, or for no reason, except as contemplated by Paragraph 3(c) (sale of the Parent), then each of the Parent and the Company will have the right, but not the obligation, exercisable at any time within ninety
          (90) days after the date of termination of employment, to repurchase for cash from Executive or Executive's estate, executors and/or personal representatives, that number of Executive's shares of Class C Common Stock at $0.5720665 per share, which is Executive's original purchase price for such shares, in accordance with the following schedule based upon the effective date of termination.

                                                      Shares Which
                                                   May Be Repurchased

          Termination Before January 15, 1997             47,375

          Termination On or After January 15, 1997
           But Before January 15, 1998                    37,900

          Termination On or After January 15, 1998
           But Before January 15, 1999                    28,425

          Termination On or After January 15, 1999
           But Before January 15, 2000                    18,950

          Termination On or After January 15, 2000
           But Before January 15, 2001                     9,475

          Termination On or After Janaury 15, 2001         - 0 -

          The parties understand and agree that $0.5720665 is the agreed-upon price at which such shares of Class C Common Stock may be purchased under this Paragraph 8(d). The parties agree that such price represents the fair market value of such shares on the date hereof and agree to treat such price as the fair market value of such shares on the date hereof for all purposes. The parties further understand that shares of Class C Common Stock may actually be worth more than $0.5720665 at the time of any purchase pursuant to this Paragraph 8(d). In the event Executive's employment is terminated pursuant to Paragraph 3(e) and an acquisition transaction described in Paragraph 3(c) occurs prior to the first (1st) anniversary of Executive's termination of employment, then in any such event Executive shall have the right to receive an amount, in the form of the consideration received by the Parent's stockholders or, at the option of the Parent, solely in cash, equal to the value 9,475 shares of Class C Common Stock had in the acquisition transaction, less $5,420.33 (i.e., 9,475 shares multiplied by $0.5720665 per share). If Executive's employment hereunder is terminated pursuant to Paragraph 3(c), then the Parent's and the Company's rights to purchase Executive's shares of Class C Common Stock shall automatically terminate.

      (e) Any closing for the purchase and sale of shares of Common Stock provided in Paragraph 8(d) shall be at the principal executive offices of the Parent or the Company at a mutually acceptable time, but in no event more than thirty (30) days after the date an option to purchase is exercised.

      (f) The Parent's transfer restrictions legend shall be placed on each stock certificate representing Executive's Common Stock referencing the rights, restrictions, and obligations of the parties hereunder.

      (g) If the board of directors of the Parent and the holders of a majority of the voting power represented by the Common Stock then outstanding approve a sale of all or substantially all of the Parent's assets determined on a consolidated basis or a sale of all or substantially all of the outstanding Common Stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party (collectively, an "Approved Sale"), then Executive shall vote for, consent to and raise no objections against such Approved Sale. For purposes of this Paragraph 8(g), an "Independent Third Party" means any person who, immediately prior to the contemplated transaction, does not own, directly or indirectly, in excess of 5% of the Common Stock on a fully-diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons. If the Approved Sale is structured as a merger or consolidation, then Executive shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Sale is structured as a sale of stock, then Executive shall agree to sell all of Executive's Common Stock and rights to acquire Common Stock on the terms and conditions approved by the board of directors of the Parent and the holders of a majority of the voting power represented by the Common Stock then outstanding. Executive shall take all reasonably necessary actions which are reasonably requested in connection with the consummation of the Approved Sale as requested by the Parent, including, without limitation, exercising (and/or selling without exercise) any option, warrant or similar right to purchase securities of the Parent. Executive's obligations with respect to the Approved Sale are subject to the satisfaction of the following conditions:

            (i) subject to clause (ii) and Paragraph 8(h) below, upon the consummation of the Approved Sale, Executive shall receive the same form of consideration and the same amount of consideration as other holders of Common Stock;

            (ii) if any holders of Common Stock of any class are given an option as to the form and amount of consideration to be received, then Executive shall be given the same option with respect to any shares of stock of that class held by Executive, consistent with the rights and preferences set forth in the Parent's certificate of incorporation as in effect at such time;

            (iii) if Executive then holds any currently exercisable rights to acquire shares of a class of Common Stock, Executive shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such class of Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the amount of consideration per share received by holders of such class of Common Stock in connection with the Approved Sale less the exercise price per share of such class of Common Stock of such rights to acquire such class of Common Stock by (2) the number of shares of such class of Common Stock represented by such rights;

            (iv) Executive shall not be obligated to make any representation or warranty other than representations or warranties regarding Executive's title to (including the absence of encumbrances on), ownership of, and power, authority or other right to sell, Common Stock or rights to acquire the same, and other matters concerning Executive and Common Stock or rights held by Executive (as distinct from the Parent and its subsidiaries); and

            (v) Executive shall not be obligated to provide indemnifications of the acquiring person(s) and any related persons other than (A) indemnifications relating specifically to the matters referred to in clause (iv) above and (B) indemnifications in respect to matters other than those referred to in clause (iv) above; provided that (1) the indemnification obligations described in this clause (B) shall be shared by all holders of Common Stock and rights to acquire the same on a pro rata and several basis (not joint and several), and (2) with respect to Executive's pro rata share of indemnification obligations described in this clause (B) as such pro rata share relates to Executive's ownership or former ownership of Class C Common Stock, Executive's liability shall not exceed the amount of the proceeds received by Executive in respect of such shares in connection with such Approved Sale.

      (h) In the event of a sale or exchange of all or substantially all of the Common Stock and/or rights to acquire the same (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), the participating holders shall receive in consideration for shares or rights sold or exchanged by them the same portion of the aggregate consideration from such sale or exchange as such Stockholder or other holder would have received if such aggregate consideration had been distributed by the Parent in complete liquidation pursuant to the rights and preferences set forth in the Parent's certificate of incorporation as in effect at such time (as adjusted to reflect the exercise price with respect to any such rights). Executive shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Parent.

      (i) If the board of directors of the Parent and the holders of a majority of the voting power represented by the Common Stock then outstanding approve a registered public offering and sale of Common Stock (a "Public Offering") pursuant to the Act, then Executive shall take all actions which are reasonably necessary or desirable, as determined by the managing underwriter(s), in connection with the consummation of the Public Offering. If such Public Offering is an underwritten offering and the managing underwriter(s) advise the Parent in writing that in their opinion the capital stock structure of the Parent would adversely affect the marketability of the offering, then Executive shall consent to and vote for a recapitalization, reorganization and/or exchange of the capital stock of the Parent into securities that the managing underwriter(s), the board of directors of the Parent and the holders of a majority of the voting power represented by the Common Stock then outstanding find acceptable and shall take all actions which are reasonably necessary or desirable, as determined by the managing underwriter(s) in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Parent's certificate of incorporation as in effect immediately prior to such Public Offering; and further provided, that if such recapitalization, reorganization and/or exchange adversely affects Executive in any manner in which the other similarly-situated holders of Common Stock are not likewise adversely affected, then Executive shall also have consented to such recapitalization, reorganization and/or exchange. Executive agrees for each registered public offering of equity securities of the Parent that Executive shall not, for a period of 180 days following the effective date of a registration statement for any public offering of the Parent's securities, and for a period of seven (7) days prior to such date, sell, transfer or otherwise dispose of any shares of Common Stock or rights to acquire the same, except any common stock or rights sold pursuant to such registration statement, without the prior consent of the Parent and the managing underwriter(s), if any.

      9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to Executive's employment with the Company, and there have been and are no agreements, representations, or warranties between the parties other than those set forth or provided for herein; provided that, as to matters not expressly addressed in this Agreement, this Agreement shall not be deemed to supersede the provisions of any employee manual which may be in effect from time to time, which are applicable to employees such as Executive and which are not inconsistent with the terms of this Agreement.

     10. No Assignment. This Agreement shall not be assigned by Executive without the prior written consent of the Parent and the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Executive's death or disability this Agreement, may be enforced by his or her executors, personal representatives or guardians, as applicable.

     11. Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent if sent by facsimile transmission (with receipt confirmed), overnight mail or overnight courier:

            (a) If to Executive to c/o WZTV-TV 45 631 Mainstream Dirve,
                Nashville, TN 37228, or such other person or place as Executive may specify in a prior written notice to the Company;

            (b) If to the Parent or the Company to Dan Sullivan, Sullivan
                Broadcasting Company, Inc., 4431 Dyke Bennett Road, Franklin, TN 37064, with a copy to David Pulido, Sullivan Broadcasting Company, Inc., 18 Newbury Street, Boston, MA 02116, or to such other person or place as the Company may specify in prior written notice to Executive.

     12. Amendment/Modification. This Agreement shall not be amended, modified, or supplemented other than in writing signed by each of the parties hereto.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     14. Headings. The headings in the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     15. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid and inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware.

     17. Agents and Executives. Compensation as provided in this Agreement includes all commissions or fees due any agent, manager, attorney, or other representative of Executive, and Executive covenants and agrees to hold the Parent and the Company harmless from and against any claims or demand from any such agent, manager, attorney or other representative of Executive.

     18. Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

                     *         *         *         *         *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       /s/ Richard Montgomery
                                           Richard Montgomery


                                       Sullivan Broadcasting Company, Inc.


                                       By: /s/ David Pulido
                                       Its: Exec. V.P.


                                       Sullivan Broadcast Holdings, Inc.


                                       By: /s/ David Pulido
                                       Its: Exec. V. P.